SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2010

MRV COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	001-11174	06-1340090
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or organization)		Identification Number)

20415 Nordhoff Street, Chatsworth, CA  91311

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (818) 773-0900

Not Applicable

Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2010, Source Photonics (Chengdu) Company Limited (“Source Photonics Chengdu”), an indirect wholly-owned subsidiary of MRV Communications, Inc. (the “Registrant”), entered into a Cooperation Agreement on Overseas Refinancing of China Construction Bank (the “Agreement”) with China Construction Bank (the “Bank”), with an effective date of September 21, 2010.  The Agreement provides for a RMB 120 million (approximately U.S. $18 million) working capital loan facility which matures on September 20, 2011.  The Bank pays Source Photonics Chengdu’s vendors directly, including vendors in Macau and Taiwan, and the loan amounts are secured by the inventory.  The interest rates are expected to be approximately 3.4 to 4.8 percent on an annualized basis depending on what country the refinancing is being requested, the specific rate of financing and charges applicable and transaction costs.  Unless certain specified conditions apply or otherwise agreed upon by the Bank and its overseas branches which provide refinancing, Source Photonics Chengdu may not pay back the principal of overseas refinancing and interest and other expenses ahead of schedule.  Further, the loan facility is subject to financial covenants of Source Photonics Chengdu, to include (i) an asset-liability ratio not exceeding 85%, (ii) a liquidity ratio not less than one, and (iii) contingent liability to net asset ratio not exceeding 50%.  In addition, during the term of the loan facility without the Bank’s consent, Source Photonics Chengdu cannot (x) have any long-term investment greater than 10 million Yuan, and (y) issue or have any debt having priority over this loan facility.

The foregoing disclosure of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.1	Cooperation Agreement on Overseas Refinancing of China Construction Bank, by and between Source Photonics (Chengdu) Company Limited and China Construction Bank, dated September 30, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 6, 2010

MRV COMMUNICATIONS, INC.

	By:	/s/ Jennifer Hankes Painter
Jennifer Hankes Painter
VP, General Counsel and Secretary